EXHIBIT 10.4

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 9, 2026, is made and entered into by and among MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership (“MDI Guarantor”), MDI MIRA SAV, LLC, a Delaware limited liability company (“MDI”, and together with MDI Guarantor, collectively, the “MDI Parties” and individually each, a “MDI Party”), SPANDREL SPONSORS FUND II, LP, a Delaware limited partnership (“MSV Guarantor”, and together with MDI Guarantor, collectively, the “Guarantors” and individually each, a “Guarantor”), and MIRA SAV VENTURE, LLC, a Delaware limited liability company  (“MSV”, and together with MSV Guarantor, collectively, the “MSV Parties” and individually each, a “MSV Party”). Each of MDI Guarantor, MDI, MSV Guarantor and MSV are referred to collectively herein as the “Parties” and individually each, a “Party”.

RECITALS

A. MDI and MSV are all of the members of MIRA SAV PARTNERS, LLC, a Delaware limited liability company (the “Joint Venture”);

B.The Joint Venture is governed by that certain Limited Liability Company Operating Agreement of the Joint Venture, executed as of September 1, 2026 (the “Execution Date”) and effective as of the Effective Date (as defined therein) of September 11, 2026 (as the same may be amended, modified or supplemented from time to time, the “JV Agreement”);

C.The Joint Venture is the sole member of MIRA SAV PROPERTY, LLC, a Delaware limited liability company (the “Borrower”);

D.Pursuant to that certain Loan and Security Agreement (as amended, amended and restated, supplemented, extended, replaced, refinanced or otherwise modified from time to time, the “Loan Agreement”), dated as of the date hereof by and among the Borrower and GLP 2505 LLC, a Delaware limited liability company, as lender (together with its successors and assigns, “Lender”), Borrower has become indebted to Lender with respect to a certain loan in the maximum aggregate principal amount of Thirteen Million Eight Hundred Thousand and No/100 Dollars ($13,800,000.00) (the “Loan”);

E. The Loan is secured by, among other things, that certain Non-Recourse Carveout Guaranty dated as of the date hereof and entered into by each Guarantor in favor of Lender (the “Carveout Guaranty”), that certain Completion Guaranty dated as of the date hereof and entered into by each Guarantor in favor of Lender (the “Completion Guaranty”), and that certain Environmental Indemnity Agreement dated as of the date hereof and entered into by Borrower and each Guarantor in favor of Lender (the “Indemnity Agreement”, and together with the Carveout Guaranty and the Completion Guaranty, individually or collectively as the context may require, the “Guaranty”); and

F.As a condition of the Guarantors agreeing to execute and deliver the Guaranty and thereby facilitating the making of the Loan to the Borrower, the Parties have agreed to execute and deliver this Agreement.

NOW, THEREFORE, each of the Guarantors having been induced to execute and deliver the Guaranty and in consideration thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto unconditionally guarantee and agree as follows:

1.Recital Incorporated; Defined Terms.  The recitals set forth hereinabove in this Agreement are hereby incorporated into this Agreement as if fully set forth herein.  Capitalized terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the JV Agreement.  For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

(i)“Loss” shall mean any and all actual out-of-pocket liabilities, obligations, losses, damages, costs, expenses and disbursements (including reasonable attorneys’ fees and disbursements) of any kind whatsoever (excluding lost profits, loss of revenue, diminution in value, or consequential or punitive damages) related to or arising under the Guaranty, including, without limitation, any and all default interest amount or other increase in the interest amount arising from any breach or default under the Loan, any fees or costs related to any breach of or default under Loan, and the costs, fees and expenses (including broker and in house and outside counsel legal fees and expenses) relating to or arising out of paying off the Loan and refinancing the Property, as well as for all in house and outside counsel legal costs and expenses incurred by the Borrower, the Joint Venture, the MDI Parties or the MSV Parties arising as a result of or in connection with enforcing any indemnification claims of such Parties pursuant to this Agreement; provided, however, for the avoidance of doubt, Losses shall not include any Repayment Costs. Notwithstanding the foregoing, “Loss” shall not include any liability, obligation, loss, damage, cost, expense or disbursement arising under the Completion Guaranty but only to the extent such liability, obligation, loss, damage, cost, expense or disbursement constitutes a Cost Overrun (as defined in the JV Agreement) that (A) is the sole responsibility of MSV pursuant to Section 8.3.2 of the JV Agreement, unless MSV has timely disputed the characterization of the applicable Cost Overrun under Section 8.3.4 of the JV Agreement, and (B) MSV has failed to fund as a Cost Overrun Loan in accordance with Section 8.3 of the JV Agreement (an “MSV Overrun Liability”). For the avoidance of doubt, an MSV Overrun Liability shall not include any amount that constitutes (1) a Permitted Cost Overrun, (2) a Member Bad Act Cost Overrun attributable to the MDI Parties or their Affiliates, (3) a Cost Overrun arising after the removal or withdrawal of MSV (or any Affiliate of MSV) as Manager of the Joint Venture, or (4) any expenditure the characterization of which is disputed pursuant to Section 8.3.4 of the JV Agreement, until such dispute is finally resolved in accordance therewith, and pending such resolution any Loss related thereto shall be shared by the MDI Parties and the MSV Parties in accordance with their respective Pro Rata Shares. If it is subsequently determined (whether by written agreement of the Members or pursuant to the dispute resolution procedures set forth in Section 22.11 of the JV Agreement) that any such disputed expenditure constitutes an MSV Overrun Liability, the MSV Parties shall promptly reimburse the MDI Parties for all amounts the MDI Parties funded or paid in respect thereof (including under any Guaranty).

(ii)“Pro Rata Share” means, with respect to the MDI Parties or the MSV Parties, as applicable, as of the date of any applicable Loss and/or Repayment Cost, as applicable, such Parties’  “pro rata share” calculated in accordance with Section 8.6.3 of the JV Agreement.

(iii)“MDI Party Caused Liability” means any Loss attributable to the fraud, bad faith, gross negligence, or willful misconduct of the MDI Parties or their respective Affiliates.

(iv)“MSV Party Caused Liability” means any Loss attributable to the fraud, bad faith, gross negligence, or willful misconduct of the MSV Parties or their respective Affiliates.

(v)“Repayment Cost” means any principal and regular interest amount due under the Loan.

2.Contribution Obligation.

(a)Share of Losses and Repayment Costs.  (i) If the Loss is (A) a Loss which is neither a MDI Party Caused Liability nor a MSV Party Caused Liability, then the MDI Parties and MSV Parties shall be responsible for their respective Pro Rata Share of such Loss, (B) a MDI Party Caused Liability and not a MSV Party Caused Liability, then the MDI Parties shall be solely responsible for such Loss, or (C) a MSV Party Caused Liability and not a MDI Party Caused Liability, then the MSV Parties shall be solely responsible for such Loss, and (ii) the MDI Parties and MSV Parties shall be responsible for their respective Pro Rata Share of any Repayment Costs, and (iii) the MSV Parties shall be solely responsible for any MSV Overrun Liability; provided, however, that the amount of any MSV Overrun Liability shall be reduced by any amount funded by MDI pursuant to Section 11.6.2(d) of the JV Agreement (or otherwise elected by MDI to be treated as an Additional Capital Contribution under the JV Agreement) to cure the circumstances giving rise thereto, and any such MDI funding shall be treated solely as an Additional Capital Contribution under the JV Agreement and MDI’s sole recovery with respect thereto shall be pursuant to the distribution provisions of the JV Agreement (and not under this Agreement). The Parties hereto acknowledge and agree that, as between the MDI Parties, on the one hand, and the MSV Parties, on the other hand, and the obligations of the MDI Parties hereunder shall be joint and several as to each such MDI Party, the obligations of the MSV Parties hereunder shall be joint and several as to each such MSV Party.

(b)Indemnity or Reimbursement by the MDI Parties.  The MDI Parties agree to bear, reimburse and/or indemnify, as applicable, the MSV Parties with respect to any Losses and/or Repayment Costs, as applicable, paid by any MSV Party under any Guaranty (i) that are described in Section 2(a)(i)(A) above, to the extent such payment exceeds the MSV Parties’ aggregate Pro Rata Share of such Loss, (ii) that are described in Section 2(a)(i)(B) above, for 100% of such Loss, and (iii) that are described in Section 2(a)(ii) above, to the extent such payment exceeds the MSV Parties’ aggregate Pro Rata Share of such Repayment Cost.

(c)Indemnity or Reimbursement by the MSV Parties.  The MSV Parties agree to bear, reimburse and/or indemnify, as applicable, the MDI Parties with respect to any Losses and/or Repayment Costs, as applicable, paid or required to be paid by any MDI Party under any Guaranty (i) that are described in Section 2(a)(i)(A) above, to the extent such payment exceeds the MDI Parties’ aggregate Pro Rata Share of such Loss, (ii) that are described in Section 2(a)(i)(C)

above, for 100% of such Loss, (iii) that are described in Section 2(a)(ii) above, to the extent such payment exceeds the MDI Parties’ aggregate Pro Rata Share of such Repayment Cost, and (iv) that are described in Section 2(a)(iii) above, for 100% of such MSV Overrun Liability paid by any MDI Party under the Completion Guaranty; provided, however, that any amounts funded by MDI as an Additional Capital Contribution pursuant to Section 11.6.2(d) of the JV Agreement (or otherwise elected by MDI to be treated as an Additional Capital Contribution) shall not be recoverable under this Agreement, and MDI’s sole recovery with respect to such amounts shall be pursuant to the distribution provisions of the JV Agreement.

(d)Delivery of Notices.  Each of the Guarantors shall deliver to the other Parties required to pay all or its Pro Rata Share of any Losses and/or Repayment Costs under this Section 2 (such other Parties, the “Indemnitor(s)”) copies of any claims or demands for payment under any Guaranty received by such Guarantor from Lender promptly following its receipt thereof (provided failure to promptly deliver a copy of same shall not affect the obligations of the Indemnitor(s) hereunder).

(e)Payment Procedures.  Each Indemnitor agrees to pay any amount owed under this Section 2 within fifteen (15) days after receipt of written notice (each, a “Payment Notice”) from the applicable Guarantor setting forth the amount owed, together with supporting documentation indicating the Loss and/or Repayment Cost, as applicable, suffered and the Indemnitor’s share thereof.  In the event that any Indemnitor fails to timely make any payment required pursuant to this Agreement (each, a “Failed Payment”), then (i) each Failed Payment shall incur interest at a rate of the lower of 18% per annum and the maximum rate of interest permitted under applicable law and (ii) the Guarantor may elect to have (A) the Member Affiliated with such Indemnitor be deemed a “Non-Contributing Member” pursuant to (and as defined under) the JV Agreement, and the Member not Affiliated with such Indemnitor shall be deemed a “Contributing Member” pursuant to (and as defined under) the JV Agreement; and (B) and the amount of the corresponding Failed Payment plus interest be deemed a “Contribution Loan” (as defined under the JV Agreement) as of the date such corresponding Payment Notice is delivered to the Non-Contributing Member, and otherwise pursuant to and in accordance with Section 8.2 of the JV Agreement provided, however, that the Parties Affiliated with the non-funding Indemnitors under all circumstances (notwithstanding actions taken under the JV Agreement) shall remain liable for the repayment of the Failed Payment with interest.  Until a Guarantor is repaid in full for any amount payable to it hereunder (together with all interest accrued thereon), any amounts that would be distributed to the Member Affiliated with the non-funding Indemnitors under the JV Agreement shall instead be paid to such Guarantor.

(f)Return of Guaranty Payment.  If any Loss and/or Repayment Cost, as applicable, previously paid to Lender is returned, either in whole or in part (such amount the “Returned Payment”), whether as a result of an act or performance by any Guarantor or other person or entity, as a result of a court determination of an absence of liability under the applicable Guaranty, or otherwise, then such Returned Payment shall be distributed among the Parties in the amounts required such that Guarantors will bear liability under the applicable Guaranty following such distribution in a manner consistent with allocation of the Loss and/or Repayment Cost, as applicable, under Section 2(a) above.

3.Waivers.  Each Indemnitor hereby waives, as to itself and its Affiliates: (a) all statutes of limitations as a defense to any action or proceeding brought hereunder, to the fullest extent permitted by law; (b) any right it may have to require any other Guarantor to pursue any other remedy in the other Guarantor’s power to pursue; (c) any defense based upon any legal disability of any Guarantor or any other defense of any other Guarantor or any discharge or limitation of the liability of any other Guarantor to the Lender (or the other lenders), as applicable, whether consensual or arising by operation of law or by operation of any federal or state bankruptcy or insolvency law (“Insolvency Proceeding”), or from any other cause, or any rejection or disaffirmation of the Loan or any part thereof, or any security held for the Loan in any Insolvency Proceeding, or any claim that any other Guarantor’s obligations exceed or are more burdensome than those of such Indemnitor; (d) any defense based on any action taken or omitted by the other Guarantor in any Insolvency Proceeding involving Loan, the Property, or the Indemnitor or the applicable Member that is Affiliated with the Indemnitor, including any election to have the other Guarantor claim allowed as being secured, partially secured or unsecured, any extension of credit by the other Guarantor to the Property in any Insolvency Proceeding, and the taking and holding by any other Guarantor of any security for any such extension of credit; (e) except to the extent expressly provided for herein to the contrary, presentment, demand, protest and notice of any kind; (f) any and all rights and defenses arising out of an election of remedies by Lender even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed the other Guarantor’s rights of subrogation and reimbursement; (g) the benefits, if so entitled to any benefits, of any or all anti-deficiency statutes or single-action legislation; and (h) any other rights and remedies afforded by applicable law. Notwithstanding the foregoing, no Indemnitor waives any defense of prior payment by or prior performance of such Indemnitor or its Affiliate.

4.Miscellaneous Rights.  Each Indemnitor’s liability hereunder shall not be affected by any of the following actions (except to the extent the consent of any Member or Manager Affiliated with such Indemnitor is required for such action under the JV Agreement but was not obtained prior to taking such action): (a) except as provided below, the altering by Lender of the Loan or any part thereof, including, without limitation, the compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the indebtedness evidenced by the Loan Documents or any part thereof; (b) the taking and holding by Lender of any security for the Loan and the acceptance of additional or substituted security, the subordination, compromise, exchange, enforcement, waiver, release, failure to perfect or sell or otherwise dispose of any security, or the release of Borrower, of its liability for all or any part of the indebtedness under the Loan Documents; and (c) the application of any security now or later to be held for the indebtedness under the Loan Documents, and the proceeds of such security, in any order that Lender choose, the direction of the order and manner of any sale of all or any part of such security, and the bidding by the Lender (or the other lenders) or any other person at any such sale.  Without limiting the foregoing, each Indemnitor hereby waives any defense to the full and timely performance of its obligations under this Agreement that may arise or exist as a result of the exercise by Lender of any of the foregoing rights and actions (except to the extent the consent of any Member or Manager Affiliated with such Indemnitor is required for such action under the JV Agreement but was not obtained).

5.Representations and Warranties.  Each Party hereto represents and warrants to the other Parties as follows:

(a)this Agreement constitutes a valid and binding agreement enforceable against such Party in accordance with its terms;

(b)such Party’s obligations under this Agreement do not conflict with its obligations under any other agreement;

(c)such Party has reviewed each Guaranty and all other Loan Documents; and

(d)such Party is the owner of direct and/or indirect interests in Borrower and will derive substantial benefit from the making of the Loan in accordance with the Loan Documents.

6.Additional, Independent and Unsecured Obligations.  This Agreement is a continuing guaranty of payment and not of collection and cannot be revoked by any Party and shall continue to be effective with respect to any obligations referenced in Section 2 hereof arising or created after any attempted revocation hereof or after the death of any Party (if such Party is a natural person, in which event this Agreement shall be binding upon the applicable estate and legal representatives and heirs).

7.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective permitted successors, heirs, administrators and assigns.  Notwithstanding the foregoing, no Party shall have any right to assign this Agreement in whole or in part to any other person or entity without the prior written consent of the other Parties (which consent may be withheld in such other Parties’ sole and absolute discretion).

8.Amendments.  Except as otherwise expressly provided herein, this Agreement may be amended or modified only by a written instrument executed by each Party.  No amendments to or modifications of or waivers under this Agreement shall be valid or binding unless made in a writing signed by the appropriate Party or Parties and expressly stating that it intends to amend or modify, or waive a right under, this Agreement and specifying the provision intended to be amended, modified or waived.

9.Governing Law; Dispute Resolution.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard for conflict of laws principles).  The Parties hereby consent to dispute resolution as set forth in Section 22.11 of the JV Agreement.

10.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

11.Notices.  All notices, demands, consents, approvals, requests or other communications which any of the Parties to this Agreement may desire or be required to give hereunder (each, a “Notice” and collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) electronic mail transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to a MDI Party:

MDI Mira Sav, LLC

c/o Medalist Diversified, Inc.

P.O. Box 8436

Richmond, Virginia 23226

Attention: Brent Winn

Email: bwinn@medalistdst.com

With a copy to:

Williams Mullen

222 Central Park Avenue, Suite 1700

Virginia Beach, Virginia 23462

Attention: T. Rhys James

Email:  rjames@williamsmullen.com

If to a MSV Party:

Mira SAV Venture, LLC

c/o Spandrel Development Partners, LLC

370 Lexington Avenue, Suite 700

New York, New York 10017

Attention: Ian Levine and Emanuel Neuman

Phone: (646) 747-2199

Email: ilevine@spandreldevelopment.com and

eneuman@spandreldevelopment.com

With a copy to:

Akerman LLP

1251 Avenue of the Americas, 37th Floor,

New York, New York  10024

Attention:  Ronald Kornreich

Email:  ronald.kornreich@akerman.com

Any Party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 11. A Notice sent in compliance with the provisions of this Section 11 shall be deemed given on the date of receipt or refusal of delivery.

12.Merger of Prior Agreements.  This Agreement, together with the JV Agreement, collectively constitute the entire agreement among the Parties regarding the matters herein and supersede all prior agreements and understandings between the Parties relating to the subject matter hereof.

13.Enforcement.  If any Party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the Parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting Party or the Party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other Party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.  Any such attorneys’ fees and other expenses incurred by either Party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

14.No Third Party Beneficiary.  This Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity other than the Parties hereto, it being the intention of the Parties hereto that no one shall be deemed to be a third party beneficiary of this Agreement.

15.Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

16.Authority.  Each Party hereto represents and warrants to the other Parties hereto that this Agreement is duly authorized, executed and delivered by and is binding upon such Party.

17.Counterparts/Execution by Facsimile Transmission or .PDF Format.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. The signature of any Party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.  The exchange of copies of this Agreement, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or other electronic transmission (including but not limited to Portable Document Format via email) shall constitute effective execution and delivery of same as to the Parties thereto and may be used in lieu of the original documents for all purposes.  Signatures transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

18.Termination and Release.

(a) General Termination. This Agreement shall terminate upon the date on which each of the following conditions has been satisfied: (i) all obligations of the Guarantors under each Guaranty (including any and all indemnification obligations arising thereunder) have been fully and finally satisfied, and (ii) each Guarantor has received a full and unconditional written release from Lender (or its successors and assigns) from each Guaranty (the “Release Date”); provided, however, that such termination shall not affect (A) any obligation of any Party with respect to any Loss or Repayment Cost paid or incurred prior to the Release Date, (B) any Failed Payment and accrued interest thereon, (C) any claim asserted in writing prior to the Release Date, which shall survive until final resolution thereof, or (D) the provisions of Section 2(f), which shall survive for the applicable period during which any Returned Payment may be required under applicable law. The termination of any one Guaranty shall not relieve any Party of its obligations hereunder with respect to any other Guaranty that remains in effect.

(b) MDI Exit Event — Defined. For purposes of this Section 18, a “MDI Exit Event” shall mean the occurrence of any of the following:

(i)	the redemption in full of MDI’s Interest in the Joint Venture, whether pursuant to Section 10.1(g) of the JV Agreement, Article 25 of the JV Agreement (including any redemption pursuant to Section 25.7 thereof), or any other provision of the JV Agreement; or
(ii)	the dissolution and winding up of the Joint Venture in accordance with Article 21 of the JV Agreement, following (A) the repayment in full of the Loan and the full and unconditional release of each Guarantor from each Guaranty, and (B) the distribution to MDI of all amounts to which MDI is entitled under Section 10.1(b) of the JV Agreement.

The “MDI Exit Date” shall mean the date on which a MDI Exit Event is consummated and becomes effective.

(c) Termination of MDI Party Contribution Obligations. Upon the occurrence of an MDI Exit Event, the obligations of the MDI Parties to bear, reimburse, indemnify or contribute to Losses and/or Repayment Costs pursuant to Section 2 of this Agreement shall terminate solely with respect to Losses and/or Repayment Costs arising from acts, omissions, events, conditions or circumstances first occurring after the MDI Exit Date; provided, however, that such termination shall not extinguish, limit or impair any obligation of the MDI Parties with respect to:

(i)	any MDI Party Caused Liability arising from acts, omissions, or events occurring prior to the MDI Exit Date, regardless of when asserted or payable;
(ii)	any amounts due and owing by the MDI Parties as of the MDI Exit Date but unpaid, including any Failed Payments and accrued interest thereon;
(iii)	the MDI Parties’ obligations under Section 2(f) of this Agreement; and
(iv)	any obligation of the MDI Parties to reimburse the MSV Parties for the MDI Parties’ Pro Rata Share of any Losses and/or Repayment Costs paid by the MSV Parties to Lender, to the extent such obligation has accrued under Section 2 of this Agreement prior to the MDI Exit Date, regardless of when such Losses and/or Repayment Costs are paid or when any Payment Notice is delivered to the MDI Parties.

(d) MSV Party Obligations Following an MDI Exit Event. Following an MDI Exit Event:

(i)	the obligations of the MSV Parties under this Agreement shall continue until the Release Date; and
(ii)	the MSV Parties shall remain solely responsible for, and shall bear, reimburse, indemnify, and hold the MDI Parties harmless from and against, one hundred percent (100%) of all Losses and/or Repayment Costs incurred by any MDI Party under any Guaranty arising from acts, omissions, events, conditions, or circumstances occurring on or after the MDI Exit Date, except to the extent caused by the MDI Parties or their Affiliates prior to the MDI Exit Date. For the avoidance of doubt, the failure by the MSV Parties to obtain the release of any MDI Party from any Guaranty shall not constitute a breach of this Agreement.

(e) Removal of MSV as Manager. Upon the removal of MSV (or its Affiliate) as Manager of the Joint Venture pursuant to Section 17.3.2 of the JV Agreement (the effective date thereof, the “MSV Removal Date”), (i) MDI shall use commercially reasonable efforts to obtain the release of the MSV Parties, including the MSV Liable Party, from each Guaranty, and (ii) the MDI Parties shall remain solely responsible for, and shall bear, reimburse, indemnify, and hold the MSV Parties harmless from and against, one hundred percent (100%) of all Losses and/or Repayment Costs incurred by any MSV Party under any Guaranty arising from acts, omissions, events, conditions, or circumstances first occurring on or after the MSV Removal Date, except to the extent caused by the MSV Parties or their Affiliates prior to the MSV Removal Date. For the avoidance of doubt, the failure by the MDI Parties to obtain the release of any MSV Party from any Guaranty shall not constitute a breach of this Agreement. From and after the MSV Removal Date, no Loss shall constitute an MSV Overrun Liability with respect to any Cost Overrun arising after the MSV Removal Date.

(f) Survival. The obligations of the Parties under Sections 2(f), 13 and this Section 18 shall survive the termination of this Agreement and shall remain in full force and effect until the later of (i) the date that is two (2) years following the Release Date, and (ii) the expiration of all applicable statutes of limitation (and any period during which any Returned Payment may be required under applicable law) with respect to the matters giving rise thereto (the “Survival Period”); provided, however, that any claim asserted in writing by any Party prior to the expiration of the Survival Period shall survive until the final resolution thereof.

[signatures on following pages]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

MDI PARTIES:

MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership

By: Medalist Diversified, Inc.

Its:General Partner

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Title:	Chief Financial Officer

MDI MIRA SAV, LLC, a Delaware limited liability company

By: Medalist Diversified Holdings, L.P.

Its: Manager

By: Medalist Diversified, Inc.

Its:General Partner

By:	/s/ C. Brent Winn, Jr.
Name:	C. Brent Winn, Jr.
Title:	Chief Financial Officer

MSV PARTIES:

SPANDREL SPONSORS FUND II, LP, a Delaware limited partnership

By: Spandrel Sponsors Fund GP, LLC

Its:General Partner

By:	/s/ Emanuel Neuman
Name:	Emanuel Neuman
Title:	Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

MIRA SAV VENTURE, LLC, a Delaware limited liability company

By: SSF 1025 GP, LLC, a Delaware limited liability company

Its: Manager

By:	/s/ Ian Levine
Name:	Ian Levine
Title:	Authorized Signatory